Exhibit 10.1

MAG MAGNA C ORP. OTC : MGNC I RA R E EARTH & CRITICAL MINERALS CONFIDENTIAL April 6, 2026 Mr. Siba Padhi Chief Executive Officer OrbitBeyond , Inc. Letter of Intent Strategic In vestment & Adv i sory Partne r ship 1. Introduction Dear Siba , On behalf of Mag Magna Corp . ("MGNC"}, I am writing to present this Letter of Intent outlining a proposed strategic investment and advisory arrangement between MGNC and OrbitBeyond , Inc . ("OBI" or the " Company") . This letter reflects our recent discussions and the mutual recognition that a partnership between our two companies is well - aligned with the interests of both parties . MGNC is a rare earth and critical minerals company focused on the industries underpinning the New Global Economy - artificial intelligence, e l ectrification , defense modernization , and the broader technology - driven transformation of global supply chains . O r bitBeyond ' s position as a commercial lunar transportation and infrastructure company - with a secured mining distr i ct, established NASA partnerships , and a credible path t oward extraterrestrial resource development - represents a natural strateg i c complement to MGNC ' s terrestrial operations and expertise . 2. Proposed Transaction Structure The proposed arrangement comprises two pa r allel workstreams, reflecting OBl ' s immediate preparatory requirements and the concurrent need to advance the Company's growth financing : Workstream 1 - Preparatory Financing MGNC proposes to invest $ 1 , 000 , 000 via a Simple Agreement for Future Equity ("SAFE") to fund the readiness work required to position OBI for institutional investment . Anticipated use of proceeds includes financ i al audit comp l etion , legal and corporate structuring , and other activities necessary to support a successful capital raise . Capital would be deployed in six (6) tranches, $100 , 000; $100,000; $200,000; $200,000; $200,000 ; $200 , 000; over an anticipated period of approximately four (4) months, pu r suant to a mutually agreed written disbursement schedule to be finalized within five (5) business days of execution of definitive agreements . Workstream 2 - Growth Financing ($30M Round) Concurrently with the preparatory work, MGNC w i ll begin working with OBI to structure and advance the

Company's planned $ 30 , 000 , 000 growth financing . This includes i nvestor identification and introductions, materials development, and strategic positioning . The parties acknowledge that certain deliverables from the preparatory wo r kst r eam - in particular , aud i ted financial statements and completed corporate structuring - will be conditions to closing the growth round . However , both workstreams shall commence simultaneously upon execution of definitive agreements . MGNC intends to participate in the growth round as a co - investor, whether through direct investment by MGNC , a co - investment vehicle, or a combination thereof, to be determined based on ma r ket cond i tions and mutual agreement . 3. Key Terms - SAFE Investment The SAFE sha ll be substantially in the form attached hereto as Exhib i t A, with the following key commercial terms : Instrument Investme n t Amount Valuation Cap Qualifying Financing Convers i on Mechanics Target Ownership Use of Proceeds Simple Agreemen t for Futu r e Equity (SAFE), based on the standard YC post - money SAFE template with modificat i ons as set forth here i n $1,000 , 000 , deployed in ten (10) t r anches of $100 , 000 each over approximately four (4) months $41 , 000,000 (post - money) An equity financing rais i ng aggregate gross proceeds of not less than $5,000 , 000 (excluding conversion of the SAFE and any other convertible instruments) The SAFE converts at the lower of (a) the Valuation Cap price or (b} the Discount Rate applied to the price per share paid by new or existing investors (excluding SAFE conversiona amount) in the � r - . u ... a · 1 - • 1 = 1 � y 1 - . 1 : 1 - ! : - J r 1 • 1 = 1 a - 1 - 1 - 1 - .; 1 = 11 - ! - : J Approx. 2.4 - 2 . 5 % of OBI on a post - money, fully - diluted basis upon conve r sion at t he Valuation Cap Financial audit , l egal and corporate structuring , and other preparatory activities as agreed between the parties. MGNC acknowledges that deployment of proceeds sha!! be determined by 081 in its reasonable discretion, consistent with the stated objectives.] 4. Activation of Protective Provisions All protective provisions, participation rights , and the exclusive adviso r y arrangement described herein shall activate shall activate only upon cumulative funding of not less than $300,000 (the "Activation Date" Funding Condition . In the event that MGNC fails to fund the full $ 1 , 000 , 000 w i thin the agreed deployment schedule (other than as a result of delays att r ibutable to OBI) , OBI may terminate t h e exclusive advisory arrangement and the associated protective provisions upon fifteen (15) days' written notice to MGNC. The SAFE itself and any amounts already disbursed shall remain in effect and shall convert in accordance with their terms regardless of whether the full amount is funded.

5. Exclusive Strategic Advisory Arrangement

From the Activation Date through the earlier of (a) the closing of the growth financing or (b) ninety (90) days (the "Advisory Period"), MGNC shall serve as **exclusive strategic advisor** to OBI. During the Advisory Period, OBI shall not engage any other party in a strategic advisory or capital arrangement role without the prior written consent of MGNC. However, OBI may engage with investors that are without any strategic advisor.

This exclusivity applies to the strategic advisory function — including capital strategy, investor positioning, and financing arrangement. It does not restrict OBI from conducting ordinary course business operations, pursuing government contracts, engaging technical or operational partners, or retaining independent legal and accounting professionals.

MGNC's advisory role shall encompass: capital structure and financing strategy, investor identification and introductions, strategic positioning for institutional capital, and guidance on corporate and public market readiness.

6. Participation & Protective Provisions

The following provisions are intended to protect MGNC's investment and advisory commitment while preserving OBI's ability to pursue financing opportunities as they arise:

6.1 Automatic Conversion

Upon any Qualifying Financing, the SAFE shall convert automatically into equity at the lower of the Valuation Cap price or the Discount Rate price. Conversion shall complete and MGNC's equity shall be reflected on OBI's capitalization table prior to or simultaneously with the closing of the Qualifying Financing.

6.2 Pro-Rata Participation Rights

MGNC shall have the right, but not the obligation, to participate in any subsequent equity or convertible financing round on a pro-rata basis, at the same price and on the same terms offered to new investors. MGNC's pro-rata share shall be calculated based on its fully-diluted ownership at the time of such financing.

6.3 Most Favored Nation

If any investor in a Qualifying Financing or subsequent round receives governance, protective, or information rights more favorable than those held by MGNC, MGNC's economic rights shall be adjusted to match materially more favorable terms, excluding governance, control, or consent rights.

6.4 No Unreasonable Restraint

Nothing herein shall prevent OBI from accepting a bona fide offer from a qualified investor at any valuation, provided that MGNC's rights under Sections 6.1 through 6.5 are honored. MGNC's exercise of any rights hereunder shall not delay, interfere with, or impede the closing of any financing transaction.

7. Governance & Information Rights

Upon conversion of the SAFE, MGNC shall be entitled to appoint one (1) board observer only, unless otherwise mutually agreed in a subsequent financing round. During the Advisory Period, MGNC shall receive quarterly financial and operational updates and shall have reasonable access to management for strategic consultation.

8. Good Faith & Definitive Documentation

Both parties agree to negotiate definitive documentation in good faith, with a target execution date of April 21, 2026. Each party shall communicate promptly regarding any material changes in circumstance, third-party interest, or strategic direction.

9. Non-Binding Nature

This Letter of Intent is intended to express the mutual interest of the parties and to serve as the basis for negotiation of definitive agreements. Except for the provisions relating to **confidentiality** (Section 10) and **exclusivity** (Section 5) solely to the extent explicitly agreed in definitive agreements, which shall be binding upon execution by both parties, this letter is **non-binding** and does not create any legal obligation on either party to consummate the transactions described herein.

Consummation of the proposed investment is subject to satisfactory completion of due diligence by both parties, negotiation and execution of mutually acceptable definitive agreements, and receipt of all necessary corporate approvals.

10. Confidentiality

Each party agrees to maintain the confidentiality of this Letter of Intent and all related discussions, and shall not disclose its existence or contents to any third party without the prior written consent of the other party, except as required by applicable law or regulation.

We look forward to your response and to advancing toward definitive agreements.

Respectfully,

FOR MAG MAGNA CORP.

[signature]

Harpreet Sangha
Chief Executive Officer
Mag Magna Corp. (OTC: MGNC)

Date: 04/14/2026

ACKNOWLEDGED & AGREED:

FOR ORBITBEYOND, INC.

Siba Padhi

Siba Padhi
Chief Executive Officer
OrbitBeyond, Inc.

Date: 04/14/2026

This document is confidential and intended solely for the named recipient. Unauthorized distribution is prohibited.

EXHIBIT A SIMPLE AGREEMENT FOR FUTURE EQU I TY (Valuatio n Cap and Disc ount) THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 , AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES . THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM . This Simple Agreement for Future Equity ("SAFE") is entered into as of [DATE] (the "Effective Date"), by and between : OrbitBeyond, Inc., a [State] corporation (the "Company"), and Mag Magna Corp., a corporation organized under the laws of [State] (the "Investor"). 1. Events (a) Equity Financing If there is an Equity Financing before the termination of this SAFE, on the initial closing of such Equity Financing, this SAFE will automatically convert into the number of shares of SAFE Stock equal to the Purchase Amount divided by the Conversion Price . The "Conversion Price" shall be the lesser of: • (i) the Safe Price, which is the price per share equal to the Post - Money Valuation Cap divided by the Company Capitalization; or • (ii) the Discount Price, which is the price per share equal to the price per share of the Standard Stock sold in the Equity Financing multiplied by the Discount Rate. In connection with the automatic conversion of this SAFE into shares of SAFE Stock, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing. (b) Liquidity Event If there is a Liquidity Event before the termination of this SAFE, the Investor will, at its option, either (i) receive a cash payment equal to the Purchase Amount, or (ii) receive a number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price . The "Liquidity Price" shall be the lesser of (i) the price per share equal to the Post - Money Valuation Cap divided by the Liquidity Capitalization, or (ii) the price per share equal to the fair market value of the shares at the time of the Liquidity Event multiplied by the Discount Rate . (c) Dissolution Event If there is a Dissolution Event before the termination of this SAFE, the Investor will receive a cash payment equal to the Purchase Amount, subject to the rights and preferences of holders of the Company's outstanding Stock, if any . If the Company's cash and assets available for distribution are insufficient to pay the full Purchase Amount, the Investor will receive a pro - rata portion of the available funds .

2. Definitions "Company Capitalization" means the sum of (a) all shares of Capital Stock (on an as - converted basis) issued and outstanding immediately p r ior to the initial closing of the Equ i ty Financing, (b) all outstanding stock options or similar convertible securities, (c) shares of Common Stock reserved for issuance under the Company ' s existing equity incentive plan(s), and (d) the shares of Common Stock issuable upon conversion of all outstanding SAFEs and convertible instruments . " Discount Rate" means 80% (reflecting a 20 % discount to the price per share paid by new investors in the Equity Financing) . "Equity Financing" means a bona fide transaction or series of transactions in which the Company issues and sells shares of Common or Preferred Stock with the principal purpose of raising capital , resulting i n aggregate gross proceeds to the Company of not less than $ 5 , 000 , 000 (excluding all amounts raised through the conversion of SAFEs , convertible notes , or other convertible instruments) . "Liquidity Capitalization" means the number calculated by (a) taking the sum of all shares of Capita l Stock (on an as - converted basis) issued and outstanding immediately prior to the Liquidity Event, plus all outstanding stock options or similar convertible securities , plus shares reserved under equity incentive plans, and (b) adding the shares issuable upon conversion of all outstanding SAFEs and convertible instruments . "Liquidity Event" means a Change of Control or an Initial Public Offering . "Post - Money Valuation Cap" means $ 41 , 000 , 000 . "Purchase Amount" means $ 1 , 000 , 000 , to be funded in ten (10) tranches of $ 100 , 000 each , disbursed over approximately four (4) months in accordance with a mutually agreed disbursement schedule . Each tranche , upon disbu r sement , shall be deemed part of the Purchase Amount under this SAFE . "SAFE Stock" means the shares of a series of Common or Preferred Stock issued to the Investor in connection with an Equity Financing , having identical r i ghts, privileges , preferences and restrictions as the Standard Stock, other than with respect to (i) the per share liquidation preference, which shall equal the Conversion Price, and (ii) the conversion price for purposes of price - based anti - dilution protection, which shall equal the Conversion Price . "Standard Stock" means the shares of Common or Pre f erred Stock issued to investors in the Equity Financing . 3. Company Representations (a) The Company is duly organized, validly existing and in good standing under the laws of the state of its incorporation , and has the power and authority to own, lease and operate its properties and carry on its business as now conducted . (b) The execution , delivery and performance of this SAFE is within the power of the Company and has been duly authorized by all necessary actions . This SAFE constitutes a legal, valid and binding obligation of the Company . (c) The performance of this SAFE does not and will not violate any material judgment, statute, rule or regulation applicable to the Company, any provision of the Company's charter or bylaws, or any agreement to which the Company is a party .

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this SAFE and to perform its obligations hereunder.

(b) The Investor is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) The Investor is purchasing this SAFE for its own account, for investment purposes only, and not with a view to or for sale in connection with any distribution thereof.

5. Miscellaneous

(a) **Pro Rata Rights.** The Investor shall be entitled to a pro rata right to participate in subsequent equity financing rounds of the Company, calculated based on the Investor's percentage ownership on a fully-diluted basis at the time of such financing.

(b) **MFN Provision.** If the Company issues any subsequent SAFE or convertible instrument with terms more favorable to the holder thereof than those set forth herein, the terms of this SAFE shall automatically be amended to reflect such more favorable terms.

(c) **Amendment.** Any provision of this SAFE may be amended, waived or modified only upon the written consent of the Company and the Investor.

(d) **Transfer Restrictions.** This SAFE and the rights thereunder may not be assigned or transferred by the Investor without the prior written consent of the Company, except to an affiliate of the Investor.

(e) **Governing Law.** This SAFE shall be governed by and construed in accordance with the laws of the State of [STATE], without regard to its conflict of laws principles.

(f) **Entire Agreement.** This SAFE, together with the Letter of Intent dated April 6, 2026, constitutes the entire agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this SAFE as of the date first written above.

COMPANY:

OrbitBeyond, Inc.

By: Siba Padhi

Name: Siba Padhi

Title: Chief Executive Officer

INVESTOR:

Mag Magna Corp.

By: [signature]

Harpreet Singh Chairman